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                                                                    EXHIBIT 99.1



        CNET NETWORKS INC. ELECTS CEO SHELBY BONNIE CHAIRMAN OF THE BOARD Randall Mays of Clear Channel Communications Becomes new Board Member

SAN FRANCISCO, November 29, 2000 -- CNET Networks, Inc. (Nasdaq: CNET) announced today that its board of directors has elected Chief Executive Officer, Shelby Bonnie, to Chairman of the Board, succeeding Halsey Minor, who will become Chairman Emeritus. Mr. Bonnie will also remain CEO, a position he has held since March 2000.

"As the Internet moves into its next phase, so does CNET Networks. We are incredibly well positioned as the leading player in the most important vertical, the global IT marketplace. We have only scratched the surface of the opportunity in the U.S. and it is multiplied as we see the demand for commerce-related information, services and marketplaces on a worldwide basis. This is an exciting time for our company and for me personally, as I step into the role of chairman," Mr. Bonnie stated.

Mr. Bonnie's achievements include steering CNET Networks to become a global media company, focused on building information and e-commerce platforms that connect buyers, sellers and suppliers throughout the multi-trillion-dollar IT sales channel. His latest achievement, the acquisition of ZDNet, made CNET Networks the ninth largest Web entity, with revenues of approximately $308 million in the first three quarters of 2000, and extended CNET's leadership model to more than 25 countries.

"Shelby has been here from the beginning and has helped build one of the strongest franchises on the Internet and in the IT supply chain," said Bud Colligan, a member of the CNET Networks Board of Directors. "Shelby has been of critical importance to achieving the strategic growth that CNET has attained so far, and we believe he is the right man to take CNET Networks to the next level."

A former managing director at Tiger Management, a New York investment firm, Mr. Bonnie partnered with CNET founder Halsey Minor in 1993 as the company's third employee and third investor, and served as CNET's COO, CFO and Vice Chairman before being elected CEO in March 2000. Mr. Minor will assume the position of Chairman Emeritus of CNET Networks, but will cease to be a member of the board in order to concentrate on his role as Chairman and CEO of 12 Entrepreneuring, a company he recently co-founded.

"Halsey and I have worked together for over seven years and have known each other for more than ten. His vision, energy and spirit have been core to the creation and development of CNET," said Mr. Bonnie. "As a pioneer and an entrepreneur, there is no doubt that Halsey will make 12 Entrepreneuring a major player in the next phase of the Internet revolution. I am happy for him and look forward to seeing him build his company into a huge success."

"CNET Networks today has, without question, one of the deepest and most experienced management teams in the industry. I feel confident that this team will continue to guide CNET Networks to far greater success in the years ahead," said Mr. Minor.


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CNET Networks also announced the appointment of Randall T. Mays, Chief Financial
Officer of Clear Channel Communications, Inc., to the board of directors. During his seven years at Clear Channel, Mr. Mays, 35, has been part of the company's extraordinarily strong growth to a global media powerhouse with approximately 1,120 radio stations, 750,000 outdoor advertising displays, and 19 television stations in the U.S. as well as 240 radio stations internationally. Prior to joining Clear Channel, Mr. Mays worked in the Mergers and Acquisitions department of the investment banking firm, Goldman Sachs & Co., and at the real estate firm of Trammel Crow Company. He holds an M.B.A. from Harvard Business School, and a B.B.A., with high honors, from the University of Texas at Austin.

Mr. Mays joins the following members of CNET Networks' board: John "Bud" Colligan, Partner, Accel Partners; Eric Hippeau, President and Executive Managing Director of Softbank International Ventures; Mitchell Kertzman, President and CEO of Liberate Technologies; Eric Robison, Business Analyst, Vulcan Northwest, Inc.; Shelby Bonnie, Chairman and CEO of CNET Networks; and Dan Rosensweig, President of CNET Networks.

About CNET Networks, Inc.

CNET Networks, Inc. is the global source of technology and commerce-related information, data, exchanges and services. As a top 10 Internet company with operations in 23 countries and 16 languages, CNET Networks connects buyers, sellers and suppliers throughout the IT supply chain with award-winning content via the Web, wireless devices, television, radio and print. Its respected brand portfolio includes CNET, ZDNet, mySimon, News.com, TV.com, Computer Shopper magazine, SmartPlanet.com, and CNET Radio, as well as CNET Channel Services, including CNET Data Services, CNET Media Services and Channel Online. The company's vision is to educate and empower people and businesses by unlocking the potential of the technology world to make things easier and faster, and by helping them make smarter buying decisions.